UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 8, 2021 (February 3, 2021)

 THIRD POINT REINSURANCE LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36052	98-1039994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 441 542-3300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, $0.10 par value	TPRE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of a date to be mutually agreed but in any event before the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, Prashanth Gangu, will be appointed as Chief Operating Officer and President, Insurance and Services of Third Point Reinsurance Ltd. (the “Company”). Following the closing of the Merger, Mr. Gangu will continue to serve in the same roles of SiriusPoint Ltd., which will be the name of the Company following the Merger.
David Junius, the current Chief Operating Officer of the Company, will continue in his role through the earlier of closing of the Merger or Mr. Gangu’s start date, at which time Mr. Junius will commence serving as the Chief Financial Officer of the Company.
Mr. Gangu joins the Company from Oliver Wyman, where he has been employed since 2010 and currently serves as a Partner and Head of Americas Property & Casualty Insurance. Mr. Gangu has almost 20 years of experience in the insurance industry across strategy, M&A, distribution, product, underwriting, risk, operations and technology and is uniquely well situated to successfully integrate the businesses of the Company and SiriusPoint Ltd. following the Merger. Mr. Gangu has master’s and post-master’s degrees in Aeronautical Engineering from California Institute of Technology (Caltech) and a bachelor’s degree in Aerospace Engineering from Indian Institute of Technology (IIT), Bombay.
In connection with Mr. Gangu’s appointment as Chief Operating Officer and President, Insurance & Services Division the Company entered into an offer letter agreement with Mr. Gangu, dated as of February 3, 2021. Pursuant to the offer letter agreement, Mr. Gangu is entitled to receive, as cash compensation, an annual salary of $600,000, a target annual cash bonus opportunity of 100% of his base salary and a one-time sign-on bonus of $1,000,000. In addition, beginning in 2021, Mr. Gangu will be granted an annual equity award having a value equal to 250% of his base salary (and the vesting terms of which will be the same as applicable to the CEO of the Company). In addition, on the same date of the annual equity award in 2021, Mr. Gangu will be granted a one-time restricted share award with a value equal to $2,000,000, which will generally vest in five annual installments subject to his continued employment.
Upon a qualifying termination of Mr. Gangu’s employment, Mr. Gangu will be entitled to receive severance pay equal to 24 months’ base salary, a pro rata bonus for the year of termination and 18 months of continued participation in the Company’s medical and life insurance plans. Mr. Gangu’s unvested service-vesting equity (including the sign-on restricted stock award) would vest under these circumstances, and any unvested performance-vesting equity would vest and/or be forfeited based on satisfaction of the applicable performance conditions as determined at the end of the applicable performance period and without proration. These benefits are subject to his signing and not revoking a release of claims and his compliance with customary restrictive covenants.
The foregoing description of the offer letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the offer letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and is incorporated by reference herein.
In addition, the Company has also agreed with Sid Sankaran, the Company’s Chairman and Chief Executive Officer, to modify the current and future equity awards granted to him to include the same vesting terms as provided by the Company to Mr. Gangu, as described above.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated as of February 8, 2021
101	Pursuant to Rule 406 of Regulation S-T, the cover page information in formatted in Inline XBRL
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THIRD POINT REINSURANCE LTD.

Date: February 8, 2021	/s/ Daniel V. Malloy
	Name:	Daniel V. Malloy
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated as of February 8, 2021
101	Pursuant to Rule 406 of Regulation S-T, the cover page information in formatted in Inline XBRL
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)